As filed with the Securities and Exchange Commission on May 3, 2002.

                                                   Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              -------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------

                              GLIMCHER REALTY TRUST
       (Exact name of registrant as specified in its declaration of trust)

            Maryland                                    31-1390518
  (State or other jurisdiction of                    (I.R.S. Employer
   incorporation or organization)                    Identification No.)

                              20 South Third Street
                              Columbus, Ohio 43215
                                 (614) 621-9000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               -------------------

                                Herbert Glimcher
                             Chief Executive Officer
                              Glimcher Realty Trust
                              20 South Third Street
                              Columbus, Ohio 43215
                                 (614) 621-9000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              -------------------

                                   Copies To:
                              Alan S. Pearce, Esq.
                 Robinson Silverman Pearce Aronsohn & Berman LLP
                           1290 Avenue of the Americas
                            New York, New York 10104

                               -------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================
  Title                           Proposed
  of Each                         Maximum       Proposed
 Class of                         Offering       Maximum         Amount
 Securities           Amount       Price        Aggregate          of
   to be              to be         Per         Offering       Registration
Registered(1)       Registered    Share(1)      Price(1)           Fee
-------------       ----------    --------      ---------      ------------
Common Shares
of Beneficial
Interest, $.01
par value
per share             260,583      $18.99     $4,948,471.17      $455.26
================================================================================

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     (1) This estimate is based on the average of the high and low sales on the New York Stock Exchange, Inc. of the Common Shares of Beneficial Interest, par value $0.01 per share, of Glimcher Realty Trust on April 29, 2002, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is made soleley for the purposes of determining the registration fee.

PROSPECTUS

                    SUBJECT TO COMPLETION, DATED MAY 3, 2002

                                 260,583 Shares

                              GLIMCHER REALTY TRUST

                      Common Shares of Beneficial Interest

     As used in this prospectus references to "we," "our," "us", the "Company" and "Glimcher" are references to Glimcher Realty Trust, a Maryland real estate investment trust, and Glimcher Properties Limited Partnership, a Delaware limited partnership, as well as all entities in which we have an ownership interest. The term "operating partnership" refers to Glimcher Properties Limited Partnership. The term "properties" refers to the 102 retail properties in which we hold an interest as of the date of this prospectus, unless another date is specified, in which case the term "properties" will refer to the retail properties in which we hold an interest as of that date. The term "common shares" refers to our common shares of beneficial interest.

     This prospectus relates to the possible offer and sale of up to 260,583 common shares by the shareholder listed in this prospectus under the section entitled "Selling Shareholder", if we elect to issue these common shares to the selling shareholder in exchange for 260,583 units of limited partnership interest in the operating partnership, upon the redemption of these units of limited partnership interest. In this prospectus we refer to these units as "OP Units."

     The operating partnership's limited partnership agreement, dated as of November 30, 1993, as amended, grants the selling shareholder the right to have us redeem all or some of its OP Units. If the selling shareholder exercises its right to tender its OP Units for redemption, the OP Units may be redeemed at our option for cash or by us issuing an equivalent number of common shares. As a result, we may in the future issue up to 260,583 common shares upon the acquisition of OP Units tendered for redemption. We are registering these common shares for resale to provide the selling shareholder freely tradeable common shares upon redemption.

     The selling shareholder, directly or through agents or dealers, may sell all or some of his common shares that are the subject of this prospectus on terms to be determined at the time of sale. To the extent required, the specific terms of a particular offer will be set forth in an accompanying prospectus supplement. Our registration of these common shares does not necessarily imply that all or a portion of these common shares will be issued by us or offered for sale by the selling shareholder.

     We will not receive any proceeds from the sale of any common shares offered by the selling shareholder. We will acquire additional OP Units in the operating partnership in exchange for any common shares that we may issue to the selling shareholder. We currently hold an approximate 90.4% interest in the operating partnership.

     On May 2, 2002, the closing sale price of our common shares as reported on the New York Stock Exchange was $19.70 per share. Our common shares are listed on the New York Stock Exchange under the symbol "GRT."

     Our principal executive offices are located at 20 South Third Street, Columbus, Ohio 43215 and our telephone number is (614) 621-9000.

     See "Risk Factors" beginning on page 3 for certain factors relevant to an investment in the common shares.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is _______, 2002.

     The information contained in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                            Page

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS ....................1

PROSPECTUS SUMMARY ...........................................................1

RISK FACTORS .................................................................3

OUR COMPANY .................................................................10

DESCRIPTION OF SHARES .......................................................11

PREFERRED SHARES ............................................................12

RESTRICTIONS ON OWNERSHIP AND TRANSFER ......................................14

SHAREHOLDER RIGHTS PLAN .....................................................15

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR
DECLARATION OF TRUST AND BYLAWS .............................................17

FEDERAL INCOME TAX CONSIDERATIONS ...........................................20

USE OF PROCEEDS .............................................................33

SELLING SHAREHOLDER .........................................................33

PLAN OF DISTRIBUTION ........................................................33

ERISA MATTERS ...............................................................34

LEGAL MATTERS ...............................................................34

EXPERTS .....................................................................34

AVAILABLE INFORMATION .......................................................34

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE .............................35

     You should rely only on the information contained or incorporated by reference in this prospectus and the registration statement of which this prospectus is a part. We have not authorized any other person to provide you with different information. If anyone provides you with different, additional or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus and the documents incorporated by reference is accurate only at their respective dates. Our business, financial condition, results of operations and prospectus may have changed since that date.
                            ------------------------

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes and incorporates by reference "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about the industry and markets in which we operate. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.



                               PROSPECTUS SUMMARY

     This summary only highlights the more detailed information appearing elsewhere in this prospectus. This summary is not complete and may not contain all of the information that is important to you or all of the information that you should consider before making an investment decision. You should carefully read this entire prospectus and the documents to which we refer you.

Our Company

     Glimcher Realty Trust is a self-administered and self-managed Maryland real estate investment trust, or REIT, which commenced business operation in January 1994 at the time of its initial public offering. We own, lease, manage and develop a portfolio of real properties consisting of regional and super regional malls (including value-oriented super regional malls) and community shopping centers (including single tenant retail properties). In addition to properties wholly-owned and operated by us, we have interests, ranging from 20% to 50%, in seven properties and own and operate those properties through partnerships and joint ventures with other parties. As of December 31, 2001, we owned interests in and managed 102 properties, consisting of 23 mall properties (including value-oriented super-regional malls) and 79 community centers (including six single tenant retail properties) located in 26 states. The properties contain an aggregate of approximately 31 million square feet of gross leasable area, or GLA, of which approximately 91.7% is leased as of December 31, 2001.

     All of our interests in the properties are held by, and our operations are conducted through, our operating partnership, or by entities in which our operating partnership has a direct or indirect interest (we refer to these entities in this prospectus as "Subsidiary Partnerships"). As of December 31, 2001, we owned approximately 90.4% of the operating partnership's outstanding common units of partnership interest and all of the outstanding Series B Preferred Units in the operating partnership and are, through our wholly owned subsidiary, Glimcher Properties Corporation, the sole general partner of the operating partnership.

Risk Factors

     Prospective investors should carefully consider the matters discussed below under "Risk Factors" before making an investment decision regarding the common shares offered under this prospectus.

Tax Status of our Company

     We have elected to be taxed as a real estate investment trust under Section 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with our taxable year ended December 31, 1994. As long as we qualify for taxation as a real estate investment trust, we generally will not be subject to federal income tax on that portion of our ordinary income and capital gains that is currently distributed to our shareholders. Failure to qualify as a real estate investment trust will render us subject to tax (including any applicable minimum tax) on our taxable income at regular corporate rates, and distributions to our shareholders in any year that we fail to qualify as a real estate investment trust will not be deductible by us. Even if we qualify for taxation as a real estate investment trust, we may be subject to certain federal, state and local taxes on our income and property. In connection with our election to be taxed as a real estate investment trust, our Declaration of Trust imposes certain restrictions on the transfer of our shares. We have adopted the calendar year as our taxable year.

Securities to be Offered

     This prospectus relates to the possible offer and sale of up to 260,583 common shares by the shareholder listed in this prospectus under the section entitled "Selling Shareholder", if we elect to issue these common shares to the selling shareholder in exchange for 260,583 OP Units, upon the redemption of these OP Units.

     The operating partnership's limited partnership agreement grants the selling shareholder the right to have us redeem all or some of its OP Units. If the selling shareholder exercises its right to tender its OP Units for redemption, the OP Units may be redeemed at our option for cash or by us issuing an equivalent number of common shares. As a result, we may in the future issue up to 260,583 common shares upon the acquisition of OP Units tendered for redemption. We are registering these common shares for resale to provide the selling shareholder freely tradeable common shares upon redemption.

     We will not receive any proceeds from the sale of any common shares offered by the selling shareholder. We will acquire additional OP Units in the operating partnership in exchange for any common shares that we may issue to the selling shareholder.

                                  RISK FACTORS

     An investment in the common shares offered under this prospectus involves a high degree of risk. Prospective investors should consider carefully the following factors, in addition to other information contained in this prospectus and incorporated herein by reference, in connection with an investment in the common shares offered under this prospectus.

     We are subject to risks inherent in owning real estate investments. Real property investments are subject to varying degrees of risk. If our properties do not generate sufficient income to meet operating expenses and other required expenditures, our ability to make distributions to you and the value of your shares will be adversely affected. Our income may be adversely affected by the general economic climate, local economic conditions, and other local conditions. Examples of other local conditions that could adversely affect our income include oversupply of space or reduced demand for rental space and newly developed properties, the attractiveness of our properties compared to other space, our ability to provide adequate maintenance, and fluctuation in real estate taxes, insurance and other operating costs. Income and real estate values may also be adversely affected by applicable laws, including tax laws, interest rate levels and the availability of financing. In addition, real estate investments are relatively illiquid and, therefore, our ability to sell our properties quickly in response to changes in economic or other conditions will be limited. In certain areas of the country there may be an oversupply of retail space. We cannot be sure that we will be able to lease space as tenants move out or as to the rents we may be able to charge the new tenants at such space.

     Bankruptcy of our tenants or downturns in our tenant's businesses may reduce our cash flow. Since we derive almost all of our income from rental payments, our cash available for distribution would be adversely affected if a significant number of our tenants were unable to meet their obligations to us, or if we were unable to lease vacant space in our properties on economically favorable terms. At any time, a tenant of our properties may seek the protection of the bankruptcy laws, which could result in the rejection and termination of that tenant's lease and thereby cause a reduction in the cash available for distribution. We cannot be sure that tenants will not file for bankruptcy protection in the future, or if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. Some of our rents are based on a percentage of our tenant's sales. A downturn in a tenant's business may weaken its financial condition and result in a reduction in the percentage rent paid by that tenant or in the failure to make rent payments when due. Furthermore, certain of our tenants, including anchor tenants, hold the right under their leases to terminate their leases or reduce their rental rate if certain occupancy conditions are not met, if certain anchor tenants are closed, if certain sales levels or profit margins are not achieved or if an exclusive use provision is violated, all of which may adversely affect our cash available for distribution and the value of your shares. During 2001, four of our anchor tenants, whose leases represent 2.5% of our annualized minimum rents, filed for bankruptcy protection. In addition, Kmart, with 14 leases which represent 2.3% of our annualized minimum rents, filed for bankruptcy in January 2002. We are entitled to file claims for damages in connection with leases rejected in bankruptcy filings, but there is no assurance of the amount that we may be able to collect under these claims.

     We face significant competition which may decrease the occupancy and rental rates of our properties. We compete with many commercial developers, real estate companies and major retailers. Some of these entities develop or own malls, value-oriented retail properties and community shopping centers that compete with us for tenants. We face competition for prime locations and for tenants. New super regional outlet malls or other value-oriented shopping centers for the same consumers by engaging in marketing and selling activities similar to those of value-oriented retailers, thus blurring the distinction between traditional retailers and value-oriented retailers. Furthermore, retailers at our properties may face increasing competition from e-commerce, outlet malls, discount shopping clubs, catalog companies, direct mail, telemarketing and home shopping networks.

     We rely on major tenants. As of December 31, 2001 our two largest tenants were Wal-Mart and The Limited, Inc. Wal-Mart represented approximately 5.0% and The Limited Inc. represented approximately 3.6% of our annualized minimum rents. No other tenant represented more than 3.0% of the aggregate annualized minimum rents of our properties as of such date. Our financial position and our ability to make distributions may be adversely affected by the bankruptcy, insolvency or general downturn in the business of any such tenant, or in the event any such tenant does not renew its leases as the expire.

     Our operations could be affected if we lost key management personnel. Our executive officers have substantial experience in owning, operating, managing acquiring and developing shopping centers. Our success will depend in large part upon the efforts of these executives. Although we have employment agreements with some executive officers, we cannot guarantee that they will remain with us. The loss of key management personnel could have a negative impact on our operations. In addition, there are no restrictions on the ability of these executives to compete with us after termination of their employment.

     Debt financing could adversely affect our performance. We had approximately $1.25 billion of mortgage indebtedness and line of credit borrowings outstanding as of December 31, 2001. Approximately 41% of this debt matures during the next two years, including approximately $516 million due and payable by December 31, 2003, which consists of maturing debt and other principal payments. In addition, our $170.0 million secured credit facility, under which we have borrowed $163.0 million as of December 31, 2001, matures on January 31, 2004. A number of our outstanding loans will require lump sum or "balloon" payments for the outstanding principal balance at maturity, and we may finance future investments in the same manner. Our ability to repay indebtedness at maturity or otherwise may depend on our ability either to refinance such indebtedness or to sell our properties. We have no refinancing commitments covering any existing or future balloon payments. We cannot be sure that refinancing will be available on reasonable terns and conditions, that sales will occur or that the amounts received from sales will be sufficient to make the required balloon payments. If we are unable to repay any of our debt at or before maturity, we may have to borrow against properties that are not encumbered or under our credit facility, to the extent we have availability thereunder, to make such repayments. In addition, a lender could foreclose on the property or properties securing its debt. This could cause us to lose part or all of our investment, which could reduce the value of our common shares and the distributions payable to you. Eighty-nine percent of our properties are pledged as security for repayment of mortgage indebtedness or indebtedness under our credit facility.

     Our Board of Trustees has unlimited authority to increase the amount of debt we may incur. Our Board of Trustees determines our financing policies and can amend or revise those policies at any time without a vote of our shareholders. In addition, our organizational documents do not limit the amount of indebtedness that we may incur or the ratio of debt to total market capitalization that we must maintain. Although our trustees have no present intention to change any of these policies, revisions to these policies could result in a more highly leveraged company with an increased risk of default on indebtedness and an increase in debt service charges. We may also, without shareholder vote, continue to use leverage through borrowing under our credit facility and on our unencumbered properties to increase the number and size of our investments. Our use of leverage presents an additional element of risk in the event that cash flow from our properties is insufficient to meet both debt payment obligations and the distribution requirements of the REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code").

     Certain of our financing arrangements contain limitations on the amount of debt we may incur. Our credit facility is the most restrictive of these arrangements, and as of December 31, 2001, the additional amount that we may borrow based upon the restrictive covenant in the credit facility was approximately $5 million. Our ratio of debt to total market capitalization was 61.5% as of December 31, 2001. As used herein, "total market capitalization" means the sum of the outstanding amount of all our indebtedness, the total liquidation preference of all our preferred shares and the total market value of our common shares and units of partnership interest of the operating partnership (based on the closing price of our shares as of December 31, 2001).

     An increase in interest rates could cause a decrease in the market price of the common shares and adversely affect our ability to pay distributions to you. A variety of factor influence the price of our common shares in public trading markets. We believe that investors generally perceive REIT's as yield-driven investments and compare the annual yield from distributions by REITs with yields on various other types of financial instruments. Thus, an increase in market interest rates generally could adversely affect the market price of our common shares. In addition, increases in interest rates on variable rate indebtedness would increase our interest expense, which could adversely affect our cash flow and ability to pay distributions to you. As of December 31, 2001, $53 million of our credit facility and approximately $314 million of our mortgage indebtedness bear interest at variable rates.

     Our financial condition could be adversely affected by financial covenants. Our mortgage indebtedness and credit facility impose certain financial and operating restrictions on us and our properties and also impose restrictions on subordinated financing secured by such properties and financings of our other assets and properties. These restrictions include restrictions on borrowings, prepayments and distributions. Additionally, our credit facility requires us to meet certain financial tests, including the maintenance of a specified minimum net worth, loan to value ratios, project costs to asset value ratios, total debt to asset value ratios and EBITDA to total debt service, and some of our mortgage indebtedness provides for prepayment penalties, each of which could restrict our financial flexibility.

     We could incur significant costs related to environmental issues. Under some environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of at real property, may be liable for the costs of investigating and remediating these substances on or under the property. The federal Comprehensive Environmental Response, Compensation & Liability Act, as amended, and similar state laws, impose liability on a joint and several basis, regardless of whether the owner, operator or other responsible party knew of or was at fault for the presence of such hazardous substances. In connection with the ownership or operation of our properties, we could be liable for such costs in the future. The costs of any required remediation and liability therefore as to any property could be substantial under these enactments and could exceed the value of the property and or our aggregate assets. The presence of hazardous or toxic substances, or the failure to properly remediate such substances, also may adversely affect our ability to sell or rent a property or to borrow funds using such property as collateral. In addition, environmental laws may impose restrictions on the manner in which we use our properties or operate our business, and these restrictions may require expenditures for compliance.

     We do not believe that we currently are subject to any material environmental remediation obligations. However, we cannot assure you that a material environmental claim or compliance obligation will not arise in the future. The costs of defending against any claims of liability, of remediating a contaminated property, or of complying with future environmental requirements could be substantial and affect our operating results.

     We may incur significant costs complying with the Americans with Disabilities Act and similar laws. Under the Americans with Disabilities Act of 1990, all public accommodations must meet federal requirements related to access and use by disabled persons. We may incur additional costs of complying with the Americans with Disabilities Act in the future. Additional federal, state and local laws also may require modifications to our properties, or restrict our ability to renovate our properties. We cannot predict the ultimate cost of complying with these laws. If we incur substantial costs to comply with this statute and any other legislation, our financial condition, results of operations, cash flow, the value of your shares and our ability to pay distributions to you could be adversely affected.

     We may be unable to successfully develop properties or operate developed properties. In addition to completing our existing development activities, we intend to selectively pursue development projects. However, as a result of economic and other conditions, development projects may not be pursued or may be completed later or with higher costs than anticipated. These projects generally require various governmental and other approvals, which we cannot be sure we will receive. Development activities involve important risks. These risks include the expenditure of funds on and devotion of our time to projects which may not come to fruition; the risk that construction costs of a project may exceed original estimates, possibly making the project uneconomical; the risk that we may not be able to obtain construction financing and permanent financing and the risk that such financing terms may not be favorable to us; and the risk that occupancy rates and rents at a completed project will not be sufficient to make the project profitable. In the event of an unsuccessful development project, our loss could exceed our investment in the project.

     We are subject to certain limitations on property sales and conflicts of interest. The operating partnership may not enter into certain transactions, including the sale of all or substantially all of its assets without consent from the holders of a majority of the units of limited partnership interest in the operating partnership (excluding Glimcher Realty Trust). This majority vote requirement effectively means that any such transaction must be approved by Herbert Glimcher and David J. Glimcher because they own a beneficial interest in approximately 55% of the units in the operating partnership. This veto right may limit our ability to enter into a liquidating transaction that may be in our shareholders' interest.

     As a result of Herbert Glimcher's and David J. Glimcher's status as holders of both common shares and units, they have interests that conflict with our shareholders with respect to business decisions affecting our Company and the operating partnership. In particular, as holders of units, they may suffer different and/or more adverse tax consequences than our Company upon the sale or refinancing of some of our properties due to unrealized gains attributable to these properties. Therefore, our Company may have objectives different from Herbert Glimcher and David J. Glimcher regarding the appropriate pricing and timing of any sale or refinancing of certain of our properties. Although we (through a wholly owned subsidiary), as the sole general partner of the operating partnership, have the exclusive authority as to whether and on what terms to sell or refinance an individual property, Herbert Glimcher and David J. Glimcher might seek to influence us not to sell or refinance certain of our properties, even though those actions might otherwise be financially advantageous to us. They also may seek to influence us to refinance a property with a higher level of debt than would be in our best interests.

     The results of operations for our properties depend on the economic conditions of the regions of the United States in which they are located. Our results of operations and distributions to you will be subject generally to economic conditions in the regions in which our properties are located.

     Our ability to operate or dispose of our partially-owned properties may be restricted. We own partial interests in seven mall properties (Polaris Fashion Place, the SuperMall of the Great Northwest, Northwest Mall, Eastland Mall, Dayton Mall, Colonial Park Mall, Almeda Mall). In addition, we may own partial interests in additional properties in the future. Partnership or joint venture investments may involve risks not otherwise present for wholly owned properties. These risks include the possibility that our partners or co-venturers might become bankrupt, might have economic or other business interests or goals which are inconsistent with our business interests or goals and may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, including our policy to maintain our qualification as a REIT. Additionally, where we serve as the managing member of a property-owning entity, we may have certain fiduciary responsibilities to the other participants in such entity. We will seek to maintain sufficient influence with respect to the management of these partnerships or joint ventures to permit our business objectives to be achieved. There is no limitation under our organizational documents as to the amount of funds that may be invested in partnerships or joint ventures.

         We need the consent of our partners for all major decisions affecting Polaris Fashion Place, the SuperMall of the Great Northwest, Northwest Mall, Eastland Mall, Dayton Mall, Colonial Park Mall and Almeda Mall, including the sale or refinancing of these properties, certain capital improvements and alterations, the borrowing of funds, revisions to these properties' business plans and budgets after they have been approved by the partners, certain modifications to leases, the making of any distributions other than as provided in the operating agreements and certain other changes in the operations of these properties or entities which own such properties. To the extent these approvals or consents are not forthcoming or delayed, we may experience difficulty in, or may be prevented from, implementing our plans for these properties or property-owning entities. Furthermore, we may, in certain circumstances, including a default under the applicable operating or management agreements, be removed as the manager of such properties. In that event, we would lose day to day control over the related property. Each of the operating agreements for the entities which own Polaris Fashion Place, the SuperMall of the Great Northwest, Northwest Mall, Eastland Mall, Dayton Mall, Colonial Park Mall and Almeda Mall also contain provisions that could force us to sell all of our interest in, or buy all of our partners' interest in, such entity or property. These provisions may be triggered at a time when it is not advantageous for us to either buy our partners' interests or sell our interest. The agreements governing future ventures are expected to contain similar provisions.

     Terrorism Insurance. Our Company is covered under its all risk property insurance policies for acts of terrorism on its consolidated real estate assets through January 1, 2003. Although we intend to renew our policy on similar terms, there can be no assurance that we will be able to obtain terrorism insurance on our properties after that date or if we can that the premiums for the insurance will be reasonable.

     Risk of Shares Available for Future Sale. We may issue common shares in the future. No prediction can be made as to the effect, if any, that future sales of common shares, or the availability of common shares for future sale, will have on the market price of our common shares. Sales of substantial amounts of common shares, or the perception that such sales could occur, may affect adversely prevailing market prices of the common shares.

     The ability of our shareholders to own shares and affect a change of control of our company is limited, which may not be in our shareholders' best interests. There are limits on the ownership of our shares of beneficial interest and limits on a change in control resulting from a staggered board, our ability to issue preferred shares, our shareholder rights plan and certain provisions of Maryland law.

     Restrictions on Ownership

     In order to maintain our qualification as a REIT for federal income tax purposes, not more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of our taxable year. To ensure that we will not fail to qualify as a REIT under this test, our Declaration of Trust authorizes the trustees to take such action as may be required to preserve our qualification as a REIT and to limit any person, other than (i) Messrs. Herbert Glimcher and David J. Glimcher, and
(ii) any of our trustees, employees and other persons approved by the trustees, to direct or indirect ownership of 8.0% of the lesser of the number or value of our outstanding shares of beneficial interest. The trustees may not grant an exemption from this ownership limitation if it would cause our status as a REIT to terminate for federal income tax purposes. This limitation on ownership does not apply to the common shares owned, directly or indirectly, by Messrs. Herbert Glimcher and David J. Glimcher, who are limited to an aggregate 25% direct or indirect ownership interest in our Company. Our Declaration of Trust also authorizes our Board of Trustees to take such action as may be required to preserve our qualification as a REIT for federal income tax purposes and to limit any person, other than persons who may be excepted by the Board of Trustees, to direct or indirect ownership of 9.9% of the lesser of the number or the value of the total 9 1/4% Series B Cumulative Redeemable Preferred Shares outstanding. Notwithstanding the foregoing, we cannot be sure that there will not be five or fewer individuals who will own more than 50% in value of our outstanding shares of beneficial interest, thereby causing us to fail to qualify as a REIT. The ownership limits may also discourage a change of control of our company. See "Restrictions on Ownership and Transfer."

     Staggered Board

     Our Board of Trustees is divided into three classes of trustees. The terms of the Class I, Class II and Class III trustees currently expire in 2002, 2003 and 2004, respectively. Trustees for each class are elected for three year terms upon the expiration of their current terms, and each year one class of trustees will be elected by our shareholders. The staggered terms for trustees may affect the ability of our shareholders to cause a change of control of our Company even if a change of control might be in the interests of our shareholders. See "Number of Trustees; Classification of the Board of Trustees."

     Issuance of Additional Shares

     Our Declaration of Trust authorizes our Board of Trustees to establish one or more series of preferred shares and to determine, subject to the rights of holders of preferred shares, the preferences, rights and other terms of any series. As of December 31, 2001, we had outstanding 5,118,000 9 1/4% Series B Cumulative Redeemable Preferred Shares having a total liquidation preference of $127,950,000 and 30,131,724 common shares. Although our Board of Trustees has no intention to do so at the present time, it could authorize us to issue other series of preferred shares that could deter or impede a merger, tender offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their shares over the then current market price of such shares.

     Shareholder Rights Plan

     On March 9, 1999, we adopted a shareholder rights plan. Under the terms of the rights plan, our Board of Trustees can in effect prevent a person or group from acquiring more than 15% of our outstanding common shares. Unless our Board of Trustees approves of such person's purchase, after that person acquires more than 15% of our common shares, all other shareholders will have the right to purchase common shares from us at a price that is half of their then fair market value. These purchases by the other shareholders would substantially reduce the value and influence of the common shares owned by the acquiring person. Our Board of Trustees, however, can prevent the rights plan from operating in this manner. This gives our Board of Trustees significant discretion to approve or disapprove of a person's efforts to acquire a large interest in us and, accordingly, may discourage a change in control of our Company. See "Shareholder Rights Plan."

     Other Provisions of Our Declaration of Trust and Bylaws

     Our Declaration of Trust and Bylaws also contain other provisions that may delay or prevent a transaction or a change in control that might involve a premium price for the common shares or otherwise be in the best interests of our shareholders. See "Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws."

     Maryland Law

     As a Maryland real estate investment trust, we are subject to the provisions of the Maryland REIT law. The Maryland REIT law imposes restrictions on some business combinations and requires compliance with statutory procedures before some mergers and acquisitions can occur. The Maryland REIT law may delay or prevent offers to acquire us or increase the difficulty of completing an acquisition of us, even if the acquisition is in our shareholders' best interests. See "Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws."

     Our failure to qualify as a REIT would have serious adverse consequences to you. We qualify as a REIT under the Code. We cannot be sure that we will remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions, of which there are only a limited number of judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within our control may impact our ability to qualify as a REIT under the Code. In addition, we cannot be sure that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws relating to REITs, or the federal income tax consequences of REIT qualification. From time to time, Congress has proposed legislation to modify certain tax rules concerning REITs. It is not known whether these or other laws will be enacted and, if enacted, what import they will have on our ability to operate as a REIT.

     If we fail to qualify as a REIT, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, we will also be disqualified from treatment as a REIT for the four taxable years following the year during which our qualification was lost. This treatment would reduce our net earnings available for investment or distribution to shareholders because of the additional tax liability to us for the year or years involved. In addition, we would no longer be required by the Code to make any distributions as a condition to REIT qualification. To the extent that distributions to our shareholders may have been made in anticipation of our qualifying as a REIT, we might be required to borrow funds or to liquidate certain of our investments to pay the applicable tax.

     Our ownership interests in certain partnerships and other ventures are subject to certain tax risks. All of our property interests and other investments are made or held through the operating partnership or Subsidiary Partnerships. The ownership of these interests may involve special tax risks for us. These risks include possible challenge by the IRS of allocations of income and expense items which could affect the computation of our taxable income, or a challenge to the status of the operating partnership or the Subsidiary Partnerships as partnerships (as opposed to associations taxable as corporations) for income tax purposes, as well as the possibility of action being taken by us, the operating partnership or the Subsidiary Partnerships or the owners of the Subsidiary Partnerships that could adversely affect our qualification as a REIT. We believe that the operating partnership and each of the Subsidiary Partnerships will be treated for tax purposes as partnerships (and not as associations taxable as corporations). If the operating partnership or any Subsidiary Partnership were treated as an association, such entity would be taxable as a corporation, with the consequences, among others, that if our ownership interest in any such entity exceeded 10% (in terms of vote or value) of such entity's outstanding shares (unless such entity were a "taxable REIT subsidiary") or the value of our interest exceeded 5% of the value of our assets, we would cease to qualify as a REIT; distributions from any of these entities to us would be treated as distributions; and we would not be able to deduct our share of losses, if any, generated by such entity in computing its taxable income.

                                   OUR COMPANY

     Glimcher Realty Trust is a self-administered and self-managed Maryland real estate investment trust, or REIT, which commenced business operation in January 1994 at the time of its initial public offering. We own, lease, manage and develop a portfolio of real properties consisting of regional and super regional malls (including value-oriented super regional malls) and community shopping centers (including single tenant retail properties). In addition to properties wholly-owned and operated by us, we have interests, ranging from 20% to 50%, in seven properties and own and operate those properties through partnerships and joint ventures with other parties. As of December 31, 2001, we owned interests in and managed 102 properties, consisting of 23 mall properties (including value-oriented super-regional malls) and 79 community centers (including six single tenant retail properties) located in 26 states. The properties contain an aggregate of approximately 31 million square feet of gross leasable area, or GLA, of which approximately 91.7% is leased as of December 31, 2001.

     We are focused on achieving growth in multiple retail formats which appeal to a wide range of consumers and to national and regional tenants in selected markets throughout the United States. Through the application of technology and the introduction of entertainment concepts, we have developed new designs and formats for retail properties in order to forge strong ties with a broad group of retailers and to appeal to a broad cross section of consumers. We are committed to developing and acquiring retail properties throughout the United States that individually, or in combination with other properties that we own, are capable of becoming the dominant retail properties in their markets.

     We have initiated a number of complementary strategies to achieve our primary business objective which is to increase shareholder value. Key aspects of our strategy include:

     o Focus on Enclosed Malls. We want to become a dominant REIT operator of enclosed malls. Over time, our goal is to have malls comprise 80% of our annualized minimum rent. Our strategy emphasizes conservative development of innovative malls. We will also seek to increase our mall portfolio through strategic acquisitions. We want our enclosed mall portfolio to consist of properties in the top 100 markets that are capable of becoming the dominant retail properties in those markets. Our decisions about acquisitions and sales of properties are made with this in mind.

     o Accelerate Internal Growth. We seek to accelerate internal growth by increasing shopping traffic, the number of our quality tenants and average rent per square foot. We also plan to selectively expand and renovate our properties, in order to improve the operating performance and value of our portfolio. Outsourcing certain labor intensive services, using integrated information systems and other technologies, and enhancing employee training also are important components of our effort to improve operating performance.

     o Selective Dispositions. We intend to sell selected non core assets in order to allow us to focus on our mall portfolio. Assets targeted for sale include single tenant properties and certain community centers that offer only modest growth potential.

     o Strengthen Our Balance Sheet. We will work to reduce our debt to market capitalization ratio by using a significant portion of asset sale proceeds to reduce our debt, and by efforts to develop a continually maturing fixed rate debt schedule.

                              DESCRIPTION OF SHARES

     The following description of the terms of our shares of beneficial interest is only a summary. For a complete description we refer you to the Maryland REIT Law, our Declaration of Trust and our Bylaws.

General

     Our Amended and Restated Declaration of Trust, as amended, also known as our Declaration of Trust, authorizes us to issue to up 100,000,000 shares of beneficial interest, consisting of common shares and such other types or classes of shares of beneficial interest as the Board of Trustees may authorize and designate as representing a beneficial interest in our Company. Subject to the rights of the preferred shares, we are authorized to issue preferred shares in one or more series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Maryland law and as the Board of Trustees may determine by resolution. As of December 31, 2001, there were 30,131,724 common shares and 5,118,000 9 1/4% Series B Cumulative Redeemable Preferred Shares (with a liquidation preference of $25 per share) of our Company issued and outstanding.

     All common shares subject to this prospectus will be duly authorized, fully paid and nonassessable. Under Maryland law, shareholders generally are not liable for a real estate investment trust's debts or obligations. Our Declaration of Trust also provides that none of our shareholders will be personally liable for any of our obligations by reason of being a shareholder, nor will any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to a person in connection with our Company property or our affairs. Our Bylaws further provide that we will indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder, and that we will reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such demand, claim or liability. In addition, it is our policy to include a clause in our contracts which provides that shareholders assume no personal liability for obligations entered into on our behalf. With respect to tort claims, however, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory and other liabilities, a shareholder may, in some jurisdictions, other than the state of Maryland, be personally liable to the extent that these types of claims are not satisfied by us. Inasmuch as we carry public liability insurance which we consider adequate, any risk of personal liability to shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

         Distributions

         Subject to the preferential rights of any preferred shares and to the provisions of our Declaration of Trust, holders of the common shares are entitled to receive distributions when, as and if authorized by the Board of Trustees and declared by us, out of assets legally available therefor. Payment and authorization of distributions on the common shares and purchases of common shares by us may be subject to certain restrictions if we fail to pay distributions on our preferred shares.

         Our credit facility presently limits the distributions payable by us on our common shares to 100% of our Funds from Operations (as defined below) on a consolidated and cumulative basis over the prior four quarters. For the purposes of our credit facility, "Funds from Operations" means net income less gains from property sales, plus losses from property sales and debt restructurings, amortization and depreciation, noncash expense and minority interest expense, less the sum of scheduled principal payments, excluding balloon payments, and capital expenditures. For the purposes of the preceding sentence, capital expenditures are assumed to be $0.15 per square foot of GLA on the properties operated and maintained by our Company, excluding ground leases, in excess of five years old. Cash flow from properties that secure loans that are in default and as to which the indebtedness has been accelerated are excluded from the calculation of Funds from Operations.

Voting Rights

     Subject to the provisions of our Declaration of Trust relating to the transfer of our shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election and the holders of the remaining common shares will not be able to elect any trustees.

Liquidation/Dissolution

     Upon any liquidation, dissolution or winding up of our Company, holders of common shares will be entitled to share ratably in any assets legally available for distribution to them, after payment or adequate provision for payment of our known debts and other liabilities and the preferential amounts owing on our outstanding preferred shares.

Other Rights

     Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, common shares have equal dividend, liquidation and other rights.

Transfer Agent

     The transfer agent for our common shares is The Harris Trust and Savings Bank.

                                PREFERRED SHARES

Rank

     The Series B preferred shares will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of our Company, rank senior to all of our securities currently outstanding and will continue to be senior to all of our securities unless we issue securities that specifically provide that those securities are on parity with or senior to the Series B preferred shares.

Distributions

     Holders of Series B preferred shares are entitled to receive cash distributions payable quarterly at the rate of 9.25% per year of the $25.00 liquidation preference (equivalent to $2.3125 per year per share). These distributions are cumulative from the date the Series B preferred shares were issued and are payable quarterly on the 15th of each January, April, July and October of each year.

     Unless full distributions on the Series B preferred shares are paid or authorized to be paid and the amount is set apart for payment in full, no distributions will be authorized or paid or set aside for payment on our common shares and none of our common shares will be redeemed, purchased or otherwise acquired by us except by conversion into or exchange for shares of our equity securities ranking junior to the Series B preferred shares as to distributions and liquidation.

     In addition to the limitations that our credit facility places on distributions on our common shares, our credit facility also presently limits the distributions payable by us on our outstanding preferred shares to 100% of our Funds from Operations on a consolidated and cumulative basis over the prior four quarters.

Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our Company, before any distribution or payment is made to the holders of any of our common shares, the holders of Series B preferred shares will be entitled to receive, after payment or provision for payment of our debts and other liabilities, out of assets of our Company legally available for distribution to shareholders, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid distributions to the date of the liquidation, dissolution or winding up (whether or not declared).

Redemption

     The Series B preferred shares are not redeemable prior to November 15, 2002. Thereafter, we may, upon not less than 30 but not more than 60 days' written notice, redeem some or all of the Series B preferred shares for cash at a redemption price of $25.00 per share, plus all accrued and unpaid distributions to the date fixed for redemption. The redemption price of the Series B preferred shares (other than any portion consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital shares of our Company.

Voting Rights

     Holders of the Series B preferred shares will not have any voting rights, except as set forth below or as otherwise expressly required by applicable law.

     Whenever distributions on any Series B preferred shares are in arrears for six or more quarterly periods (whether or not consecutive), the holders of the Series B preferred shares will be entitled to vote for the election of two additional trustees of our Company at a special meeting called by the holders of record of at least 20% of the outstanding Series B preferred shares (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders and at each subsequent meeting until all distributions accumulated on Series B preferred shares for the past distribution periods will have been fully paid or authorized to be paid and the amount set aside for payment in full. In this case, the number of trustees on the Board of Trustees will be increased by two.

     In general, the affirmative vote, or written consent, of the holders of at least two-thirds of the outstanding Series B preferred shares will be required to authorize another class of equity securities that are senior to the Series B preferred shares with respect to the payment of distributions or the distribution of assets on liquidation. In general, the affirmative vote, or written consent, of the holders of at least two-thirds of the outstanding Series B preferred shares will be required to amend, alter or repeal any provision of our Declaration of Trust, if such an action would materially and adversely alter or change the rights, preferences or privileges of the Series B preferred shares.

Conversion

     The Series B preferred shares are not convertible into or exchangeable for any other property or securities of our Company.

                     RESTRICTIONS ON OWNERSHIP AND TRANSFER

     Among the requirements that we must meet to continue to qualify as a REIT under the Code is that not more than 50% of the value of our outstanding shares of beneficial interest (which we refer to in this prospectus as "shares") may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Additionally, the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain other requirements must be satisfied.

     To protect us against the risk of losing our status as a real estate investment trust due to a concentration of ownership among our shareholders, our Declaration of Trust, subject to certain exceptions, provides that no holder (other than Herbert Glimcher, David J. Glimcher and any other person approved by the Board of Trustees) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 8% of the lesser of the number or value (as determined by the Board of Trustees) of our total outstanding shares. In order to be approved by the Board of Trustees, a person also must not own, directly or indirectly, an interest in any of our tenants (or a tenant of any entity owned or controlled by us) that would cause us to own, directly or indirectly, more than a 9.9% interest in such a tenant. With respect to the preferred shares, our Declaration of Trust provides, subject to certain exceptions, that no holder (other than the people referred to above) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the lesser of the number or the value (as determined by the Board of Trustees) of the total outstanding preferred shares. The Board of Trustees may also waive either of the ownership limits referred to above if evidence satisfactory to the Board of Trustees and our tax counsel is presented, that the ownership would not then or in the future jeopardize our status as a REIT. As a condition to a waiver, the intended transferee must give written notice to us of the proposed transfer and must also give opinions of counsel, affidavits, undertakings, agreements and information that the Board of Trustees may require no later than the 15th day prior to any transfer that would cause the transferee to own shares in excess of the ownership limits referred to above. The limitation on ownership of shares owned, directly or indirectly, by Messrs. Herbert Glimcher and David J. Glimcher is an aggregate of 25% of the lesser of the number or value of the outstanding shares.

     The ownership limits will not be automatically removed if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving our status as a REIT, the ownership limits may delay, defer or prevent a change of control of our Company that might involve a premium price for the shares or otherwise be in the best interest of the shareholders. Any change in the ownership limits would require an amendment to our Declaration of Trust.

     Any transfer or issuance of shares or any security convertible into shares that would create a direct or indirect ownership of shares in excess of either of the ownership limits, or result in shares being owned by fewer than 100 persons or our Company being "closely held" within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to the shares. Our Declaration of Trust provides that by giving notice to such a person, we may purchase any or all shares (we refer to these shares as "excess shares") that are proposed to be transferred in a transaction that would result in the intended transferee owning shares in excess of the ownership limits or would otherwise jeopardize our REIT status. With respect to the preferred shares, our Declaration of Trust provides that by giving notice we may purchase any or all preferred shares that are proposed to be transferred in a transaction that would result in the intended transferee owning preferred shares in excess of the ownership limits or would otherwise jeopardize our REIT status. The purchase price of any excess shares will be equal to the fair market value of the shares. After the date fixed for purchase by the Board of Trustees, the holder of excess shares will no longer be entitled to distributions, voting rights and other benefits with respect to the excess shares except the right to payment of the purchase price for the shares. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any excess shares will be deemed, at our option, to have acted as our agent in acquiring the excess shares and to hold the excess shares.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% in number or value of our outstanding shares must give us a written notice containing the information specified in our Declaration of Trust by January 30 of each year. In addition, each shareholder will upon demand be required to disclose to us in writing information relating to the direct, indirect and constructive ownership of shares as the Board of Trustees deem necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     These ownership limitations may delay, defer or prevent a change in control of our Company unless the Board of Trustees determines that maintenance of REIT status is no longer in our best interests.

     All certificates evidencing common shares and preferred shares will bear a legend referring to the restrictions described above.

                             SHAREHOLDER RIGHTS PLAN

     On March 9, 1999, the Board of Trustees adopted a shareholder rights plan and entered into a rights agreement with The Harris Trust and Savings Bank, as rights agent. The purpose of the shareholder rights plan is to enhance the Board of Trustees' ability to protect our shareholders' interests by encouraging potential acquirors to negotiate with our Board of Trustees prior to attempting a takeover bid and to provide our Board of Trustees with adequate time to consider any and all alternatives to such a bid. The rights plan may discourage, delay or prevent a change in control of our Company. It will not interfere with any merger or other business combination approved by our Board of Trustees.

     Under the shareholder rights plan, each of our shareholders receives a share purchase right for each outstanding common share that the shareholder owns. We refer to these share purchase rights as the "rights." The holder of a right does not have the powers and privileges of a shareholder with respect to the right. The rights trade with our shares of common shares and become exercisable only under the circumstances described below.

     In general, the rights will become exercisable when the first of the following events happens:

     o ten calendar days after a public announcement that a person or group has acquired beneficial ownership of 15% or more of our outstanding common shares; or

     o ten business days, or a later date if determined by the Board of Trustees, after the beginning of, or an announcement of an intention to make, a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of our outstanding common shares.

     If the rights become exercisable, the holder of a right will be able to purchase one one-hundredth of a Series E Junior Participating Preferred Share at an exercise price of $55 per one one-hundredth of a preferred share, subject to adjustment to prevent dilution.

     Once a person or group acquires 15% or more of our outstanding common shares, all holders of rights except that person or group may, upon payment of the exercise price, and in lieu of acquiring preferred shares, purchase, with respect to each right, a number of common shares having a market value equal to two times the $55 exercise price. In other words, each right will entitle the holder of the right to acquire common shares at a 50% discount to the market price of the common shares.

     In addition, if at any time following the public announcement that a person or group has acquired beneficial ownership of 15% or more of our outstanding common shares:

     o we enter into a merger or other business combination transaction in which we are not the surviving entity;

     o we enter into a merger or other business combination transaction in which we are the surviving entity, but all or part of our common shares are exchanged for securities of another entity, cash or other property; or

     o we sell or otherwise transfer or mortgage 50% or more of our assets or earning power;

     then each holder of a right, other than rights held by the person or group who triggered the event, will be entitled to receive, upon exercise, common shares of the acquiring company equal to two times the $55 exercise price of the right, effectively a 50% discount to the market price of such shares.

     At any time after a person or group has acquired beneficial ownership of 15% or more of our outstanding common shares and prior to such person or group acquiring 50% or more of our outstanding common shares, our Board of Trustees may, at its option, exchange all or any part of the then outstanding and exercisable rights for our common shares at an exchange ratio of one common share for each right.

     We may redeem all, but not less than all, of the rights at a price of $.01 per right at any time before the earlier of:

     o the time at which any person or group has acquired beneficial ownership of 15% or more of our outstanding common shares; or

     o    the expiration date of the rights agreement.

     The rights will expire at the close of business on March 9, 2009, unless we redeem or exchange them before that date.

     The above description of our rights plan is not intended to be a complete description. For a full description of the rights plan, you should read the rights agreement. The rights agreement is included as an exhibit to the registration statement of which this prospectus is a part. You may obtain a copy of this agreement at no charge by writing to us at the address listed on page 35.

                   CERTAIN PROVISIONS OF MARYLAND LAW AND OUR
                         DECLARATION OF TRUST AND BYLAWS

     The following description of the terms of certain provisions of Maryland law, our Declaration of Trust and our Bylaws is only a summary. For a complete description, we refer you to the Maryland REIT Law, our Declaration of Trust and our Bylaws.

Number of Trustees; Classification of the Board of Trustees.

     Our Declaration of Trust provides that the number of trustees will consist of not less than two and not more than fifteen persons. At all times, a majority of the trustees will be independent trustees. There are currently eleven trustees, seven of whom are independent trustees. The holders of common shares are entitled to vote on the election or removal of trustees, with each share entitled to one vote. Under the Bylaws, any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining trustees. Under our Declaration of Trust, the Board of Trustees is divided into three classes of trustees. The current term of the second, third and first classes expires in 2002, 2003 and 2004, respectively. As the term of each class expires, trustees in that class will be elected by our common shareholders for a term of three years and until their successors are duly elected and qualify. Classification of the Board of Trustees is intended to enhance the continuity and stability of our business strategies and policies as determined by the Board of Trustees. Because holders of common shares have no right to cumulative voting in the election of trustees, at each annual meeting of shareholders, the holders of a majority of the common shares will be able to elect all of the successors of the class of trustees whose terms expire at that meeting.

     The classified board provision could have the effect of making the replacement of incumbent trustees more time consuming and difficult, which could delay, defer or prevent an attempt by a third party to obtain control of our Company or other transaction, even though such an attempt or other transaction might be beneficial to us and our shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Trustees. Thus, the classified board provision could increase the likelihood that incumbent trustees will retain their positions.

Removal; Filling Vacancies.

     The Bylaws provide that any vacancies will be filled by the affirmative vote of a majority of the remaining trustees. Any trustee elected to fill a vacancy will hold office for the unexpired term of the trustee he is replacing. Our Declaration of Trust provides that trustees may be removed, with or without cause, at a meeting of our common shareholders called for that purpose, only by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast in the election of the trustees. This provision, when coupled with the provision of the Bylaws authorizing the Board of Trustees to fill vacant trusteeships precludes our common shareholders from removing incumbent trustees, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Amendment to our Declaration of Trust

     Our Declaration of Trust may generally be amended by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote thereon. In addition, certain provisions of our Declaration of Trust, including provisions relating to (i) the removal of trustees, (ii) restrictions on transfers of shares that would result in outstanding shares in excess of the ownership limits, (iii) the reorganization, merger or consolidation of our Company, (iv) the sale of our assets or (v) amendments to these provisions of our Declaration of Trust, may not be amended or repealed unless approved by the affirmative vote of the holders of not less than two thirds of all the votes entitled to be cast on the matter. Additionally, the Board of Trustees, by a two-thirds vote, may amend our Declaration of Trust, without any action by the shareholders, to enable our Company to qualify as a real estate investment trust under the Code or under the Maryland REIT Law.

Dissolution of our Company

     Our Declaration of Trust requires that dissolution of our Company must be approved by the affirmative vote of the holders of not less than two-thirds of all of the common shares outstanding and entitled to vote on the matter.

Merger

     Under Maryland law, a Maryland real estate investment trust generally cannot merge with another entity, unless approved by the affirmative vote of shareholders holding at least two thirds of the shares entitled to vote on the matter. However, a Maryland real estate investment trust may provide in its declaration of trust for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our Declaration of Trust provides for a lesser percentage for a merger in some instances. A merger, consolidation or sale of all or substantially all of our assets must be approved by the holders of at least a majority of the shares entitled to vote on the transaction if we are the surviving entity in the transaction. If we are not the surviving entity, the transaction must be approved by the holders of not less than two-thirds of the shares entitled to vote on the transaction. Also, because many of the operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our shareholders.

Advance Notice of Trustee Nominations and New Business

     Our Bylaws provide that for annual meetings of shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by the Board of Trustees or (iii) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures that are in our Bylaws. For special meetings of shareholders, only the business specified in our notice of the special meeting may be brought before the special meeting. Nominations of persons for election to the Board of Trustees at a special meeting may be made (i) pursuant to our notice of the meeting, (ii) by the Board of Trustees or (iii) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our Bylaws only if the Board of Trustees has determined that trustees will be elected at such a special meeting.

Meetings of Shareholders

     Our Bylaws provide that annual meetings of shareholders will be held on a date and at a time set by the Board of Trustees during the second calendar quarter of each year. Special meetings of the shareholders may be called by the Chairman of the Board, our President or by one-third of the Board of Trustees. Our Bylaws also provide that special meetings must be called by our Secretary if requested to do so by the holders of shares entitled to cast not less than 40% of all votes entitled to be cast at the meeting. Unless requested by the shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting, a special meeting would not have to be called to consider any matter which is substantially the same as a matter voted on at any meeting of the shareholders held during the preceding twelve months.

Business Combinations

     Under the Maryland General Corporation Law (which we refer to as the "MGCL"), as applicable to real estate investment trusts, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and "interested shareholders" are prohibited for five years after the most recent date on which the interested shareholder became an interested shareholder. An interested shareholder is any person that beneficially owns 10% or more of the voting power of a trust's shares or an affiliate of a trust who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the trust or an affiliate of such a person. After five years, a business combination must be recommended by the board of trustees and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest and (ii) two thirds of the votes entitled to be cast by holders of voting shares (other than the interested shareholder with whom or with whose affiliate the business combination is to be effected or an affiliate or associate of an interested shareholder), unless, among other conditions, a trust's shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the interested shareholder becomes an interested shareholder.

Control Share Acquisition Statute

     The MGCL, as applicable to real estate investment trusts, provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by trustees who are employees of the trust. "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

     o    one-tenth or more but less than one third,

     o    one third or more but less than a majority, or

     o    a majority or more of all voting power.

     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiring person or of any meeting of shareholders at which the voting rights of these shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange, if the trust is a party to the transaction, or to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

     Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Anti Takeover Effect of Certain Provisions of Maryland Law and of our Declaration of Trust and our Bylaws

     The business combination provisions and, if the applicable provision in the Bylaws is amended or rescinded, the control share acquisition provisions of the MGCL referred to above, as well as the provisions of our Declaration of Trust on classification of the Board of Trustees and removal of trustees and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of our Company that might involve a premium price for holders of common shares or otherwise be in their best interest. See "Risk Factors ----- The ability of our shareholders to own shares and affect a change of control of our company is limited, which may not be in our shareholders' best interests."

                        FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of the provisions of the Code governing the Federal income tax treatment of a REIT and of certain Federal tax considerations relevant to the purchase, ownership and disposition of common shares and is not tax advice. These provisions are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. Moreover, this summary is directed to prospective purchasers who will hold common shares as capital assets and does not deal with all tax aspects that might be relevant to a particular prospective shareholder in light of his personal circumstances; nor does it deal with particular types of shareholders that are subject to special treatment under the Code, such as tax exempt organizations, insurance companies, financial institutions, foreign taxpayers and broker dealers.

     The information in this section is based on the Code, current, temporary and proposed treasury regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), and court decisions, all as of the date hereof. No assurance can be given that future legislation, treasury regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change.

     EACH PROSPECTIVE PURCHASER OF THE COMMON SHARES IS ADVISED TO CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO HIS SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND SALE OF COMMON SHARES, OF OUR COMPANY'S ELECTION TO BE TAXED AS A REIT AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Federal Income Taxation of our Company

General

     We elected to be taxed as a REIT under Sections 856 and 860 of the Code, commencing with our taxable year ended December 31, 1994. In the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP, commencing with our taxable year ended December 31, 1994, we were organized in conformity with the requirements for qualification as a REIT, and our method of operation enabled us to meet the requirements for qualification and taxation as a REIT under the Code. We intend to continue to operate in a manner that will enable us to qualify for taxation as a REIT, but no assurance can be given that we will operate in this manner. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by us as to factual matters. In addition, this opinion is based upon the factual representations made by our management concerning our business and properties. Moreover, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels, diversity of share ownership, and the various other qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Robinson Silverman Pearce Aronsohn & Berman LLP. Accordingly, no assurance can be given that the actual results of our operations for any one taxable year will satisfy such requirements. See "Federal Income Tax Considerations Failure to Qualify as a Real Estate Investment Trust."

     If we qualify for tax treatment as a REIT, we will generally not be subject to Federal corporate taxation on our net income to the extent currently distributed to our shareholders. This substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that typically results from the use of corporate investment vehicles.

     We will be subject to Federal income tax, however, as follows: First, we will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the "alternative minimum tax" to the extent that tax exceeds our regular tax. Third, if we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, any net income that we have from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business and, effective for our taxable year ending December 31, 1998, other than dispositions of property that occur due to an involuntary conversion) will be subject to a 100% tax. Fifth, if we should fail to satisfy either the 75% or 95% gross income tests (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by (b) a fraction intended to reflect our profitability. Sixth, if we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from preceding periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if we acquire any asset from a C corporation (i.e., generally a corporation subject to full corporate level tax) in certain transactions in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such an asset during the 10 year period (we refer to this period as the "Recognition Period") beginning on the date on which such asset was acquired by us, then, to the extent of the excess, if any, of the fair market value over the adjusted basis of such asset as of the beginning of the Recognition Period such gain will be subject to tax at the highest regular corporate rate. Eighth, effective January 1, 2001, a new tax can be imposed on a REIT equal to 100% of redetermined rents, redetermined deductions and excess interest. Redetermined rents are generally rents from real property which would otherwise be reduced on distribution, apportionment or allocation to clearly reflect income as a result of services furnished or rendered by a taxable REIT subsidiary to tenants of the REIT. There are a number of exceptions and special rules with regard to what constitutes redetermined rents.

Requirements for Qualification

     A REIT is defined in the Code as a corporation, trust or association: (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding shares of which is owned during the last half of each taxable year, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities and by applying certain constructive ownership rules) (we refer to this requirement as the "Five or Fewer Requirement"); and (7) which meets certain income and asset tests described below. Conditions (1) to (4), inclusive, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months, or (during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (5) and
(6), pension funds and certain other tax exempt entities are treated as individuals, subject to a "look through" exception in the case of condition (6).

     We have represented that we have satisfied the share ownership requirements set forth in (5) and (6) above. In addition, our Declaration of Trust provides restrictions regarding the transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. Such transfer restrictions are described in "Restriction on Ownership and Transfer."

     Pursuant to the 1997 Act, for our taxable years commencing on and after January 1, 1998, if we comply with regulatory rules pursuant to which we are required to send annual letters to certain of our shareholders requesting information regarding the actual ownership of our shares, but do not know, or exercising reasonable diligence would not have known, whether we failed to meet the requirement that we not be closely held, we will be treated as having met the requirement described in (6) above. If we were to fail to comply with these regulatory rules for any year, we would be subject to a $25,000 penalty. If our failure to comply was due to intentional disregard of the requirements, the penalty is increased to $50,000. However, if our failure to comply was due to reasonable cause and not willful neglect, no penalty would be imposed. Furthermore, we are required to maintain a list of those persons failing or refusing to provide the information necessary to enable us to comply with these rules.

Ownership of a Partnership Interest

     In the case of a REIT that is a partner in a partnership, treasury regulations promulgated under the Code provide that the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the

REIT for purposes of the REIT qualification tests, including satisfying the gross income tests and the asset tests. Accordingly, our proportionate share of the assets, liabilities, and items of income of the operating partnership will be treated as assets, liabilities, and items of income of our Company for purposes of applying the requirements described herein, provided that such partnership is treated as a partnership for federal income tax purposes and is not taxable as a corporation for federal income tax purposes.

Income Tests

     There are three percentage tests relating to the sources of our gross income that we must satisfy annually to maintain our qualification as a REIT. First, at least 75% of our gross income (excluding gross income from certain sales of property held primarily for sale and from discharge of indebtedness) must be directly or indirectly derived each taxable year from investments relating to real property or mortgages on real property or certain temporary investments. Second, at least 95% of our gross income (excluding gross income from certain sales of property held primarily for sale and from discharge of indebtedness) must be directly or indirectly derived each taxable year from any of the sources qualifying for the 75% test and from dividends, interest, and gain from the sale or disposition of stock or securities. For taxable years beginning before January 1, 1998, a 30% gross income test was applied and we believe that the test was satisfied in those years. As discussed earlier (see "Ownership of a Partnership Interest"), in applying these tests, if we invest in a partnership, such as the operating partnership, we will be treated as realizing our share of the income and bearing our share of the loss of the partnership, and the character of such income or loss, as well as other partnership items, will be determined at the partnership level. Furthermore, with respect to the tax on prohibited transactions described above, we believe that none of those sales were subject to such tax.

     Rents received by us will qualify as "rents from real property" for purposes of satisfying the gross income tests for a REIT only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will not be excluded merely because they are based on a fixed percentage of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of 10% or more of the REIT, also directly or constructively owns 10% or more of such tenant. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no income; provided, however, we may directly perform certain services customarily furnished or rendered in connection with the rental of real property in the geographic area in which the property is located other than services which are considered rendered to the occupant of the property. We will, in a timely manner, hire independent contractors from whom we derive no revenue to perform such services, except that we will directly perform services under certain of our leases with respect to which we will receive an opinion of counsel or otherwise satisfy ourselves that the performance of such services will not cause the rents to fail to qualify as "rents from real property." We have represented that each of the above requirements has been satisfied. In addition, for our 1998 taxable year and thereafter, we are permitted to receive up to 1% of the gross income from each property from the provision of non customary services and still treat all other amounts received from such property as "rents from real property."

     The term "interest" generally does not include any amount if the determination of such amount depends in whole or in part on the income or profits of any person, although an amount generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage of receipts or sales.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are eligible for relief under certain provisions of the Code. These relief provisions will be generally available if (i) our failure to meet such tests was due to reasonable cause and not due to willful neglect, (ii) we attach a schedule of the sources of our income to our return, and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not now possible to determine the circumstances under which we may be entitled to the benefit of these relief provisions. If these relief provisions apply, a 100% tax is imposed on the net income attributable to the greater of the amount by which we failed the 75% test or the 95% test.

Asset Tests

     At the close of each quarter of our taxable year, we must also satisfy several tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of our operation) and government securities. In addition, not more than 25% of the value of our total assets may be represented by securities other than those includible in the 75% asset class. Moreover, of the investments included in the 25% asset class, (i) the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets, and (ii) we may not own more than 10% of the vote or value of any one issuer's outstanding voting securities. Finally, of the investments included in the 25% asset class, we may not own securities of one or more taxable REIT subsidiaries (described below) that have a value of more than 20% of the value of our total assets.

     Generally effective January 1, 2001, REITs may own up to 100% of the stock in "taxable REIT subsidiaries," corporations which are permitted to provide services to tenants of the REIT and others, without disqualifying the rents that the REIT receives from its tenants. A taxable REIT subsidiary is a corporation in which a REIT owns stock, directly or indirectly, and with respect to which the corporation and the REIT have made a joint election to treat the corporation as a taxable REIT subsidiary. Additionally, any corporation in which a taxable REIT subsidiary owns more than 35% of the voting power or value is itself a taxable REIT subsidiary. Although a REIT may own up to 100% of the stock of a taxable REIT subsidiary, (i) the value of all securities in taxable REIT subsidiaries held by the REIT may not exceed 20% of the value of the total assets of the REIT; and (ii) any dividends received by the REIT from its taxable REIT subsidiaries will not constitute qualifying income under the 75% income test. In addition, the deductibility of interest paid by a taxable REIT subsidiary to the REIT is limited.

     As noted above, a REIT is prohibited from owning more than 10%, by vote or by value, of the securities (other than specified debt securities) of a non-REIT C corporation. This does not, however, apply to taxable REIT subsidiaries, qualified REIT subsidiaries and non-qualified corporate subsidiaries in which the REIT does not own more than 10% of the voting securities and certain grandfathering requirements are satisfied. Except for Glimcher Development Corporation (which we refer to as "GDC"), various qualified REIT subsidiaries, and corporations in which we are permitted to own in excess of 10% in value pursuant to the grandfather provisions, there is no corporation in which we own securities that exceed 10% of either the vote or value of the corporation. GDC is a corporation in which we indirectly own 100% through the operating partnership. Our Company and GDC have jointly made a timely election to treat GDC as a taxable REIT subsidiary, effective January 1, 2001. Thus, we will not violate the general limitation on a REIT's ownership of 10% of the vote or value of the securities of a corporation. Furthermore, we do not expect that through our ownership of GDC we will violate the requirement that the value of all securities in taxable REIT subsidiaries held by a REIT not exceed 20% of the value of all of the assets of the REIT.

Annual Distribution Requirements

     Our Company, in order to avoid being taxed as a regular corporation, is required to make distributions (other than capital gain dividends) to our shareholders which qualify for the dividends paid deduction in an amount at least equal to (A) the sum of (i) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and
(ii) 90% of the after tax net income, if any, from foreclosure property, minus
(B) the sum of certain items of non cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular distribution payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular corporate tax rates. Finally, as discussed above, we may be subject to an excise tax if we fail to meet certain other distribution requirements. We intend to make timely distributions sufficient to satisfy these annual distribution requirements.

     It is possible that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to, among other things, (a) timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of our Company, or (b) the payment of severance benefits that may not be deductible to us. In the event that such timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay taxable share distributions in order to meet the distribution requirement.

     Under certain circumstances, in the event of a deficiency determined by the IRS, we may be able to rectify a resulting failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in our deduction for distributions paid for the earlier year. Thus, although we may be able to avoid being taxed on amounts distributed as deficiency distributions, we will be required to pay interest based upon the amount of any deduction taken for deficiency distributions.

Failure to Qualify as a Real Estate Investment Trust

     Our election to be treated as a REIT will be automatically terminated if we fail to meet the requirements described above and are ineligible for relief from such failure. In that event, we will be subject to tax (including any applicable minimum tax) on our taxable income at regular corporate rates, and distributions to shareholders will not be deductible by us. Also, all distributions to shareholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits allocable to such distributions and, subject to certain limitations of the Code, will be eligible for the dividends received deduction for corporate shareholders (although special rules apply in the case of any "extraordinary dividend" as defined in Code Section 1059). We will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which our election was terminated unless (i) we did not willfully fail to file a timely return with respect to the termination taxable year, (ii) inclusion of incorrect information in such return was not due to fraud with intent to evade tax, and (iii) we establish that failure to meet the requirement was due to reasonable cause and not willful neglect. Failure to qualify for even one year could result in us incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

Federal Income Taxation of Shareholders

General

     So long as we qualify for taxation as a REIT, distributions with respect to common shares, preferred shares or common shares acquired in conversion of any convertible preferred shares (we refer to these common and preferred shares as "Shares") made out of current or accumulated earnings and profits allocable thereto (and not designated as capital gain dividends) will be includible by the shareholders as ordinary income for Federal income tax purposes. For this purpose, the current and accumulated earnings and profits of our Company will be allocated first to distributions with respect to preferred shares and then to distributions with respect to common shares. None of these distributions will be eligible for the dividends received deduction for corporate shareholders. Distributions that are designated as capital gain dividends will be taxed as long term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his shares. For a U.S. shareholder who is an individual or an estate or trust, such capital gain dividends generally will be taxable at a rate of 28% (or probably 25% because of changes in the law) except to the extent we designate the capital gain dividend as a 20% rate distribution or a 25% rate distribution, based on certain IRS guidelines. Corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     The 1997 Act provides that, beginning with our taxable year ending December 31, 1998, if we elect to retain and pay income tax on any net long term capital gain, domestic shareholders of our Company would include in their income as long term capital gain their proportionate share of such net long term capital gain. A domestic shareholder would also receive a refundable tax credit for such shareholder's proportionate share of the tax paid by us on such retained capital gains and an increase in its basis in the shares of our Company in an amount equal to the shareholder's includible capital gains less its share of the tax deemed paid.

     Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares. Shareholders will be required to reduce the tax basis of their Shares by the amount of such distributions until such basis has been reduced to zero, after which such distributions will be taxable as capital gain (ordinary income in the case of a shareholder who holds his Shares as a dealer). The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon sale of the Shares. Any loss upon a sale or exchange of Shares by a shareholder who held such Shares for six months or less (after applying certain holding period rules) will generally be treated as a long term capital loss to the extent such shareholder previously received capital gain distributions with respect to such Shares.

     Capital gain realized by us on the sale of our assets generally will equal the difference between the sale price and our tax basis in the asset sold. This initial tax basis will be subsequently reduced by annual depreciation deductions. Inasmuch as the initial contribution of certain properties (we refer to these properties as "Contributed Properties") was not fully taxable, the operating partnership's initial basis in each of the Contributed Properties, as such basis may be adjusted, is at least equal to the transferors' basis in the Contributed Properties immediately prior to the transactions, which is a lower basis than had such properties been purchased from the transferors thereof in a fully taxable transaction. However, by reason of certain partnership allocation provisions, this lower initial tax basis should not result in a greater taxable gain to us than would have been the case if the Contributed Properties had been purchased by us in a fully taxable transaction. See "Tax Aspects of the Operating Partnership and the Subsidiary Partnerships Income Taxation of the Operating Partnership and Its Partners Tax Allocations with Respect to Contributed Properties" and "-Sale of the Operating Partnership's Property." Additionally, such lower initial tax basis may result in lower aggregate depreciation deductions over the
                                      -26-

lives of the Properties than if we had purchased the Contributed Properties in a fully taxable transaction; however, by reason of certain partnership allocation provisions, we may be entitled to greater depreciation deductions in the initial years following our formation. Depreciation deductions reduce taxable income and thus may effectively increase the portion of distributions which would represent a non taxable return of capital.

     Shareholders may not include in their individual Federal income tax returns any net operating losses or capital losses of our Company. In addition, any distribution declared by us in October, November or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by us no later than January 31 of the following year. We may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non foreign status to our Company.

     The IRS has ruled that if a REIT's dividend reinvestment plan allows shareholders of the REIT to elect to have cash distributions reinvested automatically in shares of the REIT at a purchase price equal to at least 95% of fair market value on the distribution date, then such cash distributions qualify under the 90% distribution test described above at "Federal Income Taxation of our Company Annual Distribution Requirements." Under the terms of our Distribution Reinvestment and Share Purchase Plan, shares are generally thereunder acquired at 100% of fair market value without a discount. Thus, distributions reinvested under the purchase plan will count towards satisfying the 90% distribution test. Shareholders should be aware that amounts of dividends reinvested pursuant to the purchase plan will be taxable income to them, regardless of the fact that such dividends have been reinvested with our Company (i.e., the tax is not deferred until the shares received from participation in the purchase plan are sold or disposed of).

Other Disposition

     Upon the sale or exchange of Shares to or with a person other than our Company or a sale or exchange of Shares with our Company to the extent not taxable as a dividend, a holder will recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such shares. Any capital gain or loss recognized will generally be treated as long-term capital gain or loss if the holder held such Shares for more than one year (subject to tax at a maximum tax rate of 20%). For these purposes, the period for which any convertible preferred shares was held would be included in the holding period of any common shares received upon conversion thereof.

Backup Withholding and Information Reporting

     The United States Treasury has issued final regulations regarding the withholding and information reporting rules effective for payments made on or after January 1, 2001. The Internal Revenue Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. Under these rules, we would be required to withhold tax at a rate of 30% (declining to 28% in 2006) from payments subject to information reporting when (i) a shareholder fails to supply a correct taxpayer identification number; (ii) the IRS notifies us that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number; or (iii) in the case or corporations or others within certain exempt categories, when they fail to demonstrate or provide the required certification of their exempt status. A shareholder that does not provide us with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to our Company.

     The information reporting and backup withholding rules do not apply to payments that are subject to the 30 percent withholding tax on dividends or interest paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments of dividends to nonresident aliens will generally not be subject to information reporting or backup withholding. To avoid backup withholding on dividends, nonresidents must certify their nonresident alien status, by completing and signing a Form W-8BEN (or permissible substitute form or other applicable form). For all payments made on or after January 1, 2001, IRS Forms 1001 and 4224 are replaced by IRS Forms W-8BEN and W-8ECI, respectively.

     Furthermore, if you are a U.S. shareholder, payments made to you by a broker upon sale of the common shares will generally be subject to information reporting and backup withholding. If you are a nonresident alien, payments made to you by a broker will not be subject to information reporting or backup withholding, as long as you certify your foreign status.

     Any amounts withheld from a payment to a shareholder under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

Foreign Shareholders

     The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders are complex and no attempt will be made herein to provide more than a general summary of such rules. Prospective non U.S. shareholders should consult with their own tax advisors to determine the impact of Federal, state and local income tax laws with regard to an investment in Shares, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

     Distributions that are not attributable to gain from sales or exchanges by us of United States real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of our Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Shares is treated as effectively connected with the non U.S. shareholder's conduct of a United States trade or business, the non U.S. shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). We expect to withhold United States income tax at the rate of 30% on the gross amount of any such dividends paid to a non U.S. shareholder unless
(i) a lower treaty rate applies and the non U.S. shareholder files the appropriate certifications with our Company claiming a lower treaty rate or (ii) the non U.S. shareholder files the appropriate certifications with our Company claiming that the distribution is effectively connected income. Distributions in excess of current and accumulated earnings and profits of our Company will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a non U.S. shareholder's Shares, they will give rise to tax liability if the non U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Shares in our Company, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits and certain elections are not made, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of our Company.

     For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a Non U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (which is commonly known as "FIRPTA"). Under FIRPTA, these distributions are taxed to a non U.S. shareholder as if such gain were effectively connected with a United States business. non U.S. shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. We are required to withhold 35% of any distribution that could be designated by us as a capital gain dividend. This amount is creditable against the non U.S. shareholder's FIRPTA tax liability.

     Gain recognized by a non U.S. shareholder upon a sale of Shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that we will be a "domestically controlled REIT," and therefore the sale of Shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a non U.S. shareholder if (i) investment in the Shares is effectively connected with the non U.S. shareholder's United States trade or business, in which case the non U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the non U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of Shares were to be subject to taxation under FIRPTA, the non U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the Shares would be required to withhold and remit to the IRS 10% of the purchase price.

Tax Exempt Shareholders

     Dividends from us to a tax exempt employee pension trust or other domestic tax exempt shareholder generally will not constitute "unrelated business taxable income" ("UBTI") unless the shareholder has borrowed to acquire or carry its Shares. Qualified trusts that hold more than 10% (by value) of the shares of certain REITs, however, may be required to treat a certain percentage of such a REIT's distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for Federal income tax purposes but for the application of a "look through" exception to the Five or Fewer Requirement applicable to shares held by qualified trusts and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if either (i) a single qualified trust holds more than 25% by value of the interests in the REIT or (ii) one or more qualified trusts, each owning more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. For these purposes, a qualified trust is any trust described in section 401 (a) of the Code and exempt from tax under section 501 (a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the Five or Fewer Requirement without relying upon the "look through" exception.

Tax Risks of our Company's Ownership Interest in the Operating Partnership

     All of our investments are through the operating partnership, which in turn will hold interests in the Subsidiary Partnerships. The ownership of these partnership interests may involve special tax risks for our Company. Such risks include possible challenge by the IRS of allocations of income and expense items which could affect the computation of taxable income of our Company, or a challenge to the status of the partnerships as partnerships (as opposed to associations taxable as corporations) for income tax purposes, as well as the possibility of action being taken by our partners or by the partnerships that could adversely affect our qualification as a REIT. If the operating partnership or any other partnership (or similarly taxed entity) were treated as an association, such partnership (or entity) would be taxable as a corporation, with the consequences, among others, that if our ownership interest in any of such partnerships (or entities) exceeded 10% (in terms of vote or value) of such partnership's (or entity's) interests or the value of such interest exceeded 5% of the value of our assets, we would cease to qualify as a REIT; distributions from any of such partnerships (or entities) to us would be treated as dividends and we would not be able to deduct our share of losses, if any, generated by any of such partnerships (or entities) in computing its taxable income. See "Federal Income Tax Considerations."

Tax Aspects of the Operating Partnership and the Subsidiary Partnerships

     The following discussion summarizes certain Federal income tax considerations applicable solely to our investment in the operating partnership and the Subsidiary Partnerships and the operating partnership's investment in the Subsidiary Partnerships (we refer to the operating partnership and the Subsidiary Partnerships as a "Partnership" and we refer to them together as the "Partnerships"). The discussion does not cover state or local tax laws or any Federal tax laws either than income tax laws.

Classification

     In general, a partner of a partnership is entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of the partnership only if the partnership is classified for Federal income tax purposes as a partnership rather than as an association taxable as a corporation.

     An organization formed as a partnership will be treated as a partnership for Federal income tax purposes rather than as a corporation if it (i) is an association and is not described in treasury regulations Sections 301.7701 2(b)(1), (3), (4), (5), (6), (7) or (8), (ii) has two or more members, and (iii)
does not elect to be classified for Federal income tax purposes as a corporation. In the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP, based on certain representations of our Company, each Partnership qualifies as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes.

     If any of the operating partnership or any other partnership (as similarly taxed entity) were treated as an association taxable as a corporation, such partnership (or entity) would be taxable as a corporation with the consequences, among others, that if our ownership interest in any of such partnerships (or entities) exceeded 10% (in terms of vote or value) of such partnership's (or entities) interests or the value of such interest exceeded 5% of the value of our assets, we would cease to qualify as a REIT; distributions from any of such partnerships (or entities) to us would be treated as dividends, and we would not be able to deduct our share of losses, if any, generated by any of such partnerships (or entities) in computing its taxable income. See "Federal Income Taxation of our Company General", and " Income Tests" and " Asset Tests" above for a discussion of the effect of our failure to meet such tests for a taxable year.

Income Taxation of the Operating Partnership and Its Partners

     A partnership is not a taxable entity for Federal income tax purposes. Rather, our Company, in the case of each of the Partnerships (and the operating partnership, in the case of the Subsidiary Partnerships), will be required to take into account its allocable share of the income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with the taxable year of such partner, without regard to whether such partner has received or will receive any distribution from such Partnership.

Partnership Allocations

     Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the treasury regulations.

     If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partner's interest in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of each of the Partnerships generally are in accordance with its partners' respective percentage interests and are intended to comply with the requirements of Section 704(b) of the Code and the treasury regulations.

Tax Allocations with Respect to Contributed Properties

     Pursuant to Section 704(c) of the Code, items of income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The partnership agreement of the operating partnership requires allocations of income, gain, loss, and deduction attributable to such contributed property to be made in a manner that is consistent with Section 704(c) of the Code using the equivalent of the "traditional method" described in treasury regulations Section 1.704 3(b).

Depreciation

     Section 704(c) of the Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Accordingly, depreciation on any property contributed to the operating partnership will be allocated to its partners in a manner designed to reduce the difference between such property's fair market value and its tax basis, using methods that are intended to be consistent with statutory intent under Section 704(c) of the Code On the other hand, depreciation with respect to any property purchased by the operating partnership (or the Subsidiary Partnerships) will generally be allocated among the partners in accordance with their respective percentage interests in the operating partnership (or the Subsidiary Partnerships).

     As of the closing of the initial issuance of units in the operating partnership, the operating partnership has, and from time to time thereafter, the operating partnership may revalue its assets and restate the capital account of the partners to fair market value pursuant to treasury regulations Section
1.704 1(b)(2)(iv)(f). As a result, depreciation as well as gain and loss will again be allocated in such manner so as to take into account the variation between fair market value and tax basis pursuant to treasury regulations Section 1.704 1(b)(2)(iv)(f)(4). The method used to allocate depreciation is intended to comply with the statutory intent under Section 704(c) of the Code, and will be made in accordance with a permissible method under the treasury regulations under Section 704(c) of the Code.

Sale of the Operating Partnership Property

     Generally, any gain realized upon a sale of the property held by any of the Partnerships for more than one year will be long term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code and the treasury regulations governing the revaluation of the operating partnership's assets and the restatement of its capital accounts to fair market value upon the occurrence of certain events, any unrealized gain attributable to appreciation in its property prior to the time of such revaluation (we refer to this as "Built in Gain") must, when recognized, be allocated to the partner who contributed such property. Such Built in Gain would generally be equal to the difference between the fair market value of the property and the adjusted tax basis of the operating partnership in such property at the time of such revaluation. However, we will not be allocated any Built in Gains by the operating partnership. In addition, as described above and pursuant to the Code, depreciation will be allocated to reduce the disparity between fair market value and tax basis with respect to appreciated property contributed to the Partnership.

     Our share of any gain realized by any of the Partnerships on the sale of any property held by a Partnership as inventory or other property held primarily for sale to customers in the ordinary course of its trade or business will, however, be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income will also have an adverse effect upon our ability to satisfy the income tests for REIT status. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Each of the Partnerships intends to hold its properties for investment with a view to long term appreciation, to engage in the business of acquiring, developing, owning, and operating similar properties and to make such occasional sales as are consistent with its investment objectives.

Partnership Anti Abuse Regulations

     Under the "Partnership Anti Abuse Rules" contained in treasury regulations
Section 1.702 2, the IRS is authorized to recharacterize transactions involving partnerships where the partnership has a principal purpose of reducing federal tax liabilities in a manner inconsistent with the intent of the partnership rules contained in the Code. In Treasury Regulation Section 1.702 2(d), Example 4, the IRS concluded under the facts described therein, that the use of a partnership structure by a REIT was consistent with the intent of the partnership rules; accordingly, recharacterization in that case was not appropriate. Thus, the Partnership Anti Abuse Rules should not affect our ability to qualify as a REIT.

State, Local and Foreign Taxation

     Our Company and our shareholders may be subject to state, local or foreign taxation in various state, local or foreign jurisdictions, including those in which it or they transact business or reside. Such state, local or foreign taxation may differ from the Federal income tax treatment described above. Consequently, prospective purchasers should consult their own tax advisors regarding the effect of state, local and foreign tax laws on an investment in our Company.

                                 USE OF PROCEEDS

     All net proceeds from the sale of our common shares under this prospectus will go to the selling shareholder. Accordingly, we will not receive any of the proceeds from the sale of the common shares being offered under this prospectus for the account of the selling shareholder.

                               SELLING SHAREHOLDER

     As described elsewhere in this prospectus, the selling shareholder is a holder of OP Units who may receive common shares upon redemption of the OP Units. The following table provides the name of and the number and percentage of common shares beneficially owned by the selling shareholder prior to the completion of the offering, and the number and percentage of common shares to be beneficially owned by the selling shareholder upon completion of the offering, assuming all of the selling shareholder's OP Units are redeemed for common shares and assuming the selling shareholder sells all of its common shares pursuant to this prospectus. The "Number of Shares" in the following table represents the number of common shares for which OP Units held by the selling shareholder may be redeemed. The selling shareholder does not own any common shares. The selling shareholder has not, within the past three years, had any position, office or material relationship with our Company or our affiliates.

     The common shares offered by this prospectus may be offered by the selling shareholder named below:

                  Beneficial Ownership            Beneficial Ownership
                  Prior to Offering                 After the Offering

                                              Number
                                                of                Percentage
                             Percentage       Shares    Number       of
              Number of      of Shares        Offered     of       Shares
              Shares(1)    Outstanding(2)      Hereby   Shares  Outstanding(2)
              ---------    -------------      -------   ------  --------------
NP Limited
Partnership    260,583          *             260,583      0           *

------------------
* less than 1%

(1)  Beneficial ownership as of May 2, 2002.

(2) The total number of common shares outstanding used in calculating percentages assumes that none of the OP Units held by other holders of OP Units of our Company have been redeemed for common shares and that none of the options held by other persons have been exercised.

                              PLAN OF DISTRIBUTION

     This prospectus relates to the offer and sale of common shares by the selling shareholder or by pledgees, donees, transferees or other successors in interest to the selling shareholder, who have received or may receive common shares without registration. The selling shareholder may sell any or all of the common shares offered under this prospectus on the New York Stock Exchange or any stock exchange, market or trading facility on which the shares are traded, or in a private transaction. These sales may be made at market prices prevailing at the time of the sale or at negotiated or fixed prices. The common shares may be sold by one or more of the following, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer or for its account pursuant to this prospectus, as supplemented, (c) an exchange distribution in accordance with the rules of such exchange, and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In addition, common shares covered by this prospectus which qualify for sale pursuant to Rule 144, promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus, as supplemented. From time to time the selling shareholder may engage in short sales, short sales against the box, puts and calls and other transactions in securities of our Company or derivatives thereof, and may sell and deliver the shares in connection therewith.

     The common shares consist of common shares that may be issued to the selling shareholder upon redemption by us of OP Units previously issued to the selling shareholder in a private placement exempt from the registration requirements of the Securities Act. If we elect to acquire the OP Units upon a redemption, then our interest in the operating partnership will increase.

     Pursuant to the terms of a certain letter agreement entered into between us and the selling shareholder, the selling shareholder will pay its costs and expenses of selling the common shares under this prospectus, including commissions and discounts of underwriters, brokers, dealers or agents, and the selling shareholder has agreed to pay the costs and expenses incident to the registration and qualification of the common shares offered under this prospectus, including applicable filing fees, legal and accounting fees and expenses.

                                  ERISA MATTERS

     We may be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a "disqualified person" under corresponding provisions of the Code with respect to certain employee benefit plans. Certain transactions between an employee benefit plan and a party in interest or disqualified person may result in "prohibited transactions" within the meaning of ERISA and the Code, unless such transactions are effected pursuant to an applicable exemption. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to invest in the exchanged shares should consult with its legal counsel.

                                  LEGAL MATTERS

     Certain legal matters will be passed upon for our Company by Robinson Silverman Pearce Aronsohn & Berman LLP, New York, New York. Certain matters of Maryland law will be passed upon for our Company by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. In addition, the description of Federal income tax consequences contained in this prospectus under the heading entitled "Federal Income Tax Considerations" is based upon the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy such material at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W.,

Washington, D.C. 20549. You may also obtain copies of such material from the SEC at prescribed rates for the cost of copying by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. You can also find our SEC filings at the SEC's web sit at http://www.sec.gov.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the common shares offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our Company and the common shares offered under this prospectus, reference is made to the registration statement, the previous filings made by our Company with the SEC and the exhibits and schedules thereto, which may be inspected and copied at the public reference facilities of the SEC referred to above. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the full text of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     1. Our Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Commission on March 11, 2002.

     2. Our Current Report on Form 8-K, filed with the Commission on April 17, 2002.
     3. The description of the common shares contained in our Company's Registration Statement on Form 8-A, filed with the Commission on October 21, 1993, and the information thereby incorporated by reference contained in our Company's Registration Statement on Form S-11 (No. 33-69740), as amended by Amendments No. 1, 2, 3, 4 and 5, filed September 30, 1993, November 5, 1993, November 22, 1993, November 30, 1993, January 10, 1994 and January 19, 1994, respectively, under the heading "Description of Shares of Beneficial Interest."

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

           Glimcher Realty Trust, Attention: Chief Financial Officer,
                             20 South Third Street,
                              Columbus, Ohio 43215
                       (Telephone Number: (614) 621-9000).

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table itemizes the expenses incurred by us in connection with the offering of the common Shares being registered. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

                   Item                                   Amount

Registration Fee - - Securities and
  Exchange Commission ...............................    $455.26

Legal Fees and Expenses .............................     40,000

Accounting Fees and Expenses ........................      6,000

Miscellaneous Expenses ..............................      1,500

     Total .......................................... $47,955.26

Item 15. Indemnification of Trustees and Officers.

     The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services, or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Declaration of Trust contains this type of a provision which eliminates such liability to the maximum extent permitted by Maryland law.

         Our Declaration of Trust authorizes us to the maximum extent permitted by Maryland law to obligate our Company to indemnify and to pay or reimburse reasonable expenses to (a) any present or former trustee or officer or (b) any individual who, while a trustee or officer of our Company and at the request of our Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner or agent, of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, who has been successful on the merits or otherwise, in the defense of a legal or regulatory proceeding to which he was made a party by reason of such status. Our Bylaws require us to indemnify any current or former trustee or officer against any claim or liability to which such person may become subject or by reason of his status, unless it is established that (i) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or
(iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, our Bylaws require us to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee or officer made a party to a proceeding by reason of his status as such provided that, in the case of a trustee or officer, we will have received (i) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by our Company as authorized by the Bylaws and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by us if it will ultimately be determined that the standard of conduct was not met. Our Bylaws also permit us to provide indemnification and payment or reimbursement of expenses to a present or former trustee or officer who served a predecessor of our Company in such capacity and to any employee or agent of our Company or a predecessor of our Company.

     It is the SEC's position that indemnification of trustees and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

     We have purchased and maintain insurance on behalf of all of our trustees and executive officers against liability asserted against or incurred by them in their official capacities with us.

Item 16. Exhibits

     4.1 Amended and Restated Declaration of Trust, incorporated by reference to the Company's Registration Statement on Form S-11 (File No. 33-69740), filed with the SEC on September 30, 1993.*

     4.2 Amendment to the Company's Amended and Restated Declaration of Trust, incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed with the SEC on March 21, 1995.*

     4.3 Bylaws, incorporated by reference to the Company's Registration Statement on Form S-11 (File No. 33-69740), filed with the SEC on September 30, 1993.*

     4.4 Specimen Certificate for Common Shares of Beneficial Interest, $.01 par value per share, incorporated by reference to the Company's Registration Statement on Form S-11 (File No. 33-69740), filed with the SEC on September 30, 1993.*

     4.5 Articles Supplementary classifying 5,520,000 Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the SEC on March 31, 1998.*

     5.1 Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to the legality of the Shares.**

     8.1 Opinion of Robinson Silverman Pearce Aronsohn & Berman LLP as to Tax Matters.**

     10.1 Rights Agreement, dated as of March 9, 1999, between the Company and The Harris Trust and Savings Bank, as Rights Agent, incorporated by reference to Exhibit 10.1 to the Company Current Report on Form 8-K, filed with the SEC on March 12, 1999.*

     23.1 Consent of PricewaterhouseCoopers LLP.**

     23.2 Consent of Ballard Spahr Andrews & Ingersoll, LLP (included as part of
          Exhibit 5.1).**

     23.3 Consent of Robinson Silverman Pearce Aronsohn & Berman LLP (included as part of Exhibit 8.1).**

     24.1 Power of Attorney (included on signature page).**

----------------------
*    Previously filed
**   Filed herewith

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registration pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 30, 2002.

                                 GLIMCHER REALTY TRUST

                                 By: /s/ Herbert Glimcher
                                    ---------------------------
                                         Herbert Glimcher
                                         Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Herbert Glimcher and George A. Schmidt, and each and any of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE                           TITLE                               DATE

/s/ Herbert Glimcher      Chairman, Chief Executive Officer,      April 30, 2002
----------------------    and Trustee (Principal Executive
Herbert Glimcher          Officer)

/s/ Michael P. Glimcher   President and Trustee                   April 30, 2002
----------------------
Michael P. Glimcher

/s/ William G. Cornely    Executive Vice President,               April 30, 2002
----------------------    Chief Operating Officer, Chief
William G. Cornely        Financial Officer, Treasurer and Trustee
                         (Principal Financial Officer)

/s/ George A. Schmidt     Executive Vice President,               April 30, 2002
----------------------    General Counsel, Secretary and Trustee
George A. Schmidt

/s/ David J. Glimcher     Trustee                                 April 30, 2002
----------------------
David J. Glimcher

/s/ Philip G. Barach      Trustee                                 April 30, 2002
----------------------
Philip G. Barach

/s/ Oliver Birckhead      Trustee                                 April 30, 2002
----------------------
Oliver Birckhead

/s/ Wayne S. Doran        Trustee                                 April 30, 2002
----------------------
Wayne S. Doran

/s/ Janice Page           Trustee                                 April 30, 2002
----------------------
Janice Page

/s/ Alan R. Weiler        Trustee                                 April 30, 2002
----------------------
Alan R. Weiler

/s/ Harvey Weinberg       Trustee                                 April 30, 2002
----------------------
Harvey Weinberg

                                  EXHIBIT INDEX

          4.1 Amended and Restated Declaration of Trust, incorporated by reference to the Company's Registration Statement on Form S-11 (File No. 33-69740), filed with the SEC on September 30, 1993.*

          4.2 Amendment to the Company's Amended and Restated Declaration of Trust, incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed with the SEC on March 21, 1995.*

          4.3 Bylaws, incorporated by reference to the Company's Registration Statement on Form S-11 (File No. 33-69740), filed with the SEC on September 30, 1993.*

          4.4 Specimen Certificate for Common Shares of Beneficial Interest, $.01 par value per share, incorporated by reference to the Company's Registration Statement on Form S-11 (File No. 33-69740), filed with the SEC on September 30, 1993.*

          4.5 Articles Supplementary classifying 5,520,000 Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the SEC on March 31, 1998.*

          5.1 Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to the legality of the Shares.**

          8.1 Opinion of Robinson Silverman Pearce Aronsohn & Berman LLP as to Tax Matters.**

          10.1 Rights Agreement, dated as of March 9, 1999, between the Company and The Harris Trust and Savings Bank, as Rights Agent, incorporated by reference to Exhibit 10.1 to the Company Current Report on Form 8-K, filed with the SEC on March 12, 1999.*

          23.1 Consent of PricewaterhouseCoopers LLP.**

          23.2 Consent of Ballard Spahr Andrews & Ingersoll, LLP (included as part of Exhibit 5.1).**

          23.3 Consent of Robinson Silverman Pearce Aronsohn & Berman LLP (included as part of Exhibit 8.1).**

          24.1 Power of Attorney (included on signature page).**

----------------------
*    Previously filed
**   Filed herewith